As filed with the Securities and Exchange Commission on October 3, 2003

Registration No. 333-108027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC DATA SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7374	75-2548221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5400 Legacy Drive

Plano, Texas 75024-3105

(972) 604-6000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

D. Gilbert Friedlander

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3105

(972) 604-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew M. Baker

Douglass M. Rayburn

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, TX 75201-2980

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section l45(d) of the DGCL provides that any indemnification under Sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section l45(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Restated Certificate of Incorporation

Article Seventh of the Restated Certificate of Incorporation of EDS provides that no director of EDS shall be personally liable to EDS or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director (l) for any breach of such director’s duty of loyalty to EDS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of EDS, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of the Restated Certificate of Incorporation by the stockholders of EDS shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of EDS existing at the time of such repeal or modification.

Amended and Restated Bylaws

Article VI of the Amended and Restated Bylaws of EDS provides that (1) EDS shall indemnify to the fullest extent permitted by Section 145 of the DGCL each person who at any time shall serve or shall have served as a director, officer, employee or agent of EDS, or any person who, while a director, officer or employee of EDS, is or was serving at the written request of EDS (in accordance with written procedures adopted from time to time by the Board of Directors of EDS) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, (2) EDS shall advance expenses incurred by a person who is a current or former director of EDS or a current officer of EDS, and (3) EDS shall advance expenses to current and former employees and former officers, subject to the right of EDS to refuse to advance expenses if the known facts indicate that such person acted in bad faith or otherwise not in the best interests of EDS.

Indemnification Agreements

EDS has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and certain of its officers, (the “Indemnitees”). Under the terms of the Indemnification Agreements, EDS has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which we have agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of EDS or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which the person was serving at the request of EDS (any such status being hereinafter referred to as a “Corporate Status”), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a “Proceeding”), other than a Proceeding by or in the right of EDS, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of

EDS to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to EDS if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

Furthermore, under the terms of the Indemnification Agreements, EDS has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of EDS or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by EDS of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay EDS for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by EDS against such expenses.

The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of EDS.

Insurance

EDS has obtained and intends to maintain in effect directors’ and officers’ liability insurance policies providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of EDS.

The above discussion of EDS’ Restated Certificate of Incorporation and Amended and Restated Bylaws, the Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

ITEM 21.    Exhibits And Financial Statement Schedules.

(a)    Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

INDEX TO EXHIBITS

Exhibit Number	Exhibit
3.1	Restated Certificate of Incorporation of Electronic Data Systems Corporation (incorporated herein by reference to Exhibit 3(a) to our Current Report on Form 8-K dated June 7, 1996).

3.2	Amended and Restated Bylaws of Electronic Data Systems Corporation, as amended through April 22, 2003 (incorporated herein by reference to Exhibit 3 to the amendment to our Registration Statement on Form 8-A dated April 24, 2003).

4.1	Indenture, dated August 12, 1996, between Electronic Data Systems Corporation and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association and Texas Commerce Bank, National Association), as Trustee (incorporated herein by reference to Exhibit 4 to our Registration Statement on Form S-3 (Registration No. 333-10145)).

4.2		Fifth Supplemental Indenture, dated as of June 30, 2003, between Electronic Data Systems Corporation and JPMorgan Chase Bank (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3	*	Registration Rights Agreement, dated as of June 30, 2003, among Electronic Data Systems Corporation, Banc of America Securities LLC and Citigroup Global Markets Inc.

4.4		Form of 6.0% Note due 2013, Series B (included in Exhibit A to Exhibit 4.2).

5.1	*	Opinion of Baker Botts L.L.P.

12.1	*	Computation of ratio of earnings to fixed charges.

23.1		Consent of KPMG LLP, independent auditors.

23.2	*	Consent of Baker Botts L.L.P.

24.1	*	Power of Attorney.

25.1	*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee under the Indenture on Form T-1.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery.

99.3	*	Form of Letter to Depository Trust Company Participants.

99.4	*	Form of Letter to Clients.

(b)    Financial Statement Schedules

Not applicable.

*	Previously filed.

ITEM 22.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 3rd day of October, 2003.

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ D. GILBERT FRIEDLANDER

D. Gilbert Friedlander Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Michael H. Jordan	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2003

* Jeffrey M. Heller	President, Chief Operating Officer and Director	October 3, 2003

* Robert H. Swan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2003

* Michael Milton	Controller (Principal Accounting Officer)	October 3, 2003

Signature	Title	Date

James A. Baker, III	Director

* Roger A. Enrico	Director	October 3, 2003

* William H. Gray, III	Director	October 3, 2003

* Ray J. Groves	Director	October 3, 2003

* Fred Hassan	Director	October 3, 2003

* Ray L. Hunt	Director	October 3, 2003

* C. Robert Kidder	Director	October 3, 2003

* Judith Rodin	Director	October 3, 2003

* /s/ D. GILBERT FRIEDLANDER
D. Gilbert Friedlander Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number		Exhibit

3.1		Restated Certificate of Incorporation of Electronic Data Systems Corporation (incorporated herein by reference to Exhibit 3(a) to our Current Report on Form 8-K dated June 7, 1996).

3.2		Amended and Restated Bylaws of Electronic Data Systems Corporation, as amended through April 22, 2003 (incorporated herein by reference to Exhibit 3 to the amendment to our Registration Statement on Form 8-A dated April 24, 2003).

4.1		Indenture, dated August 12, 1996, between Electronic Data Systems Corporation and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association and Texas Commerce Bank, National Association), as Trustee (incorporated herein by reference to Exhibit 4 to our Registration Statement on Form S-3 (Registration No. 333-10145)).

4.2		Fifth Supplemental Indenture, dated as of June 30, 2003, between Electronic Data Systems Corporation and JPMorgan Chase Bank (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3	*	Registration Rights Agreement, dated as of June 30, 2003, among Electronic Data Systems Corporation, Banc of America Securities LLC and Citigroup Global Markets Inc.

4.4		Form of 6.0% Note due 2013, Series B (included in Exhibit A to Exhibit 4.2).

5.1	*	Opinion of Baker Botts L.L.P.

12.1	*	Computation of ratio of earnings to fixed charges.

23.1		Consent of KPMG LLP, independent auditors.

23.2	*	Consent of Baker Botts L.L.P.

24.1	*	Power of Attorney.

25.1	*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee under the Indenture on Form T-1.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery.

99.3	*	Form of Letter to Depository Trust Company Participants.

99.4	*	Form of Letter to Clients.

*	Previously filed.